Exhibit 3.1
CERTIFICATE OF SECOND AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
OBALON THERAPEUTICS, INC.

Obalon Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
A. The name of this corporation is Obalon Therapeutics, Inc. and the date on which the Restated Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was October 12, 2016 (the “Restated Certificate of Incorporation”).
B. The date on which the first amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 14, 2018.
C. The Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable that the Restated Certificate of Incorporation be further amended as set forth herein and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.
D. This certificate of second amendment (the “Certificate of Second Amendment”) to the Restated Certificate of Incorporation herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
E. The Restated Certificate of Incorporation is hereby further amended to add the following as paragraph 3 of ARTICLE IV in the form below:
“3. Reverse Stock Split.
Upon the effectiveness of the filing of this Certificate of Second Amendment (the “Effective Time”), each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified (without any further act) into a smaller number of shares such that each five (5) to twenty (20) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”), the exact ratio within such range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (the “Reverse Stock Split”). The Corporation shall not issue fractional shares of New Common Stock. The reverse stock split shall not increase or decrease the amount of stated capital or paid-in surplus of the Corporation, provided that any fractional share that would otherwise be issuable as a result of the reverse stock split shall be rounded up to the nearest whole share of New Common Stock. As soon as practicable following the Effective Time, the Corporation will cause the Corporation’s exchange agent and registrar to issue new book entries representing the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Obalon Therapeutics, Inc. has caused this Certificate of Second Amendment to be executed by its duly authorized officer on this 24th day of July, 2019.
OBALON THERAPEUTICS, INC.

By:     /s/ William Plovanic
Name:    William Plovanic

Title:	President and Chief Financial Officer